Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Planned Leadership Succession

Robert Qutub and Ross Curtis to Retire; Matthew Neuber to Become Chief Financial Officer in 2027

Pembroke, Bermuda, May 14, 2026 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today announced that Robert “Bob” Qutub, Chief Financial Officer, and Ross Curtis, Chief Portfolio Officer, intend to retire on December 31, 2026.

Matthew Neuber, RenaissanceRe’s Senior Financial Officer and Corporate Treasurer, will succeed Mr. Qutub as Chief Financial Officer, effective January 1, 2027. He will remain Corporate Treasurer and will join RenaissanceRe’s Governance Committee. Mr. Neuber’s appointment to Chief Financial Officer reflects his significant contributions to RenaissanceRe and is the outcome of the Company’s ongoing commitment to long-term succession planning. David Marra, RenaissanceRe’s Group Chief Underwriting Officer, will assume oversight of Mr. Curtis’ responsibilities in 2027.

Kevin O’Donnell, President and Chief Executive Officer, said: “Since Bob joined us in 2016, he has provided rigorous financial oversight as RenaissanceRe has grown rapidly, including through two major acquisitions and geographic expansion. Over his tenure, Bob has evolved our investment portfolio and operations to reflect RenaissanceRe’s increased scale, and his financial acumen and leadership have helped drive greater earnings diversification and financial resilience that have been integral to our success. We are deeply grateful for his contributions and wish him and his family all the best in his retirement.

“Matt brings a proven track record of financial leadership, with deep expertise in corporate finance and capital management. He has played a pivotal role in advancing our strategy and has scaled our Treasury function in line with RenaissanceRe’s growth. His appointment reflects not only his individual strengths, but also the depth of internal talent we have developed across RenaissanceRe. I look forward to continuing our work together as we drive long‑term value for our shareholders.”

Bob Qutub, Chief Financial Officer, said: “It has been an honor to be part of RenaissanceRe and to work alongside so many outstanding colleagues over the years. Having worked closely with Matt over the past decade, I am delighted to see him assume this role. I have great confidence in his leadership, strategic insight and financial expertise.”

Mr. O’Donnell continued: “Over the past 27 years, Ross has helped shape the company we are today – from establishing our Syndicate 1458 to overseeing significant growth as Group Chief Underwriting Officer and most recently advancing our leadership in portfolio construction and capital efficiency as Chief Portfolio Officer. Importantly, he made a lasting impact on our culture by exemplifying our values, championing inclusion, and developing generations of talent. We thank Ross for his leadership and wish him and his family every happiness in his retirement.

“David has successfully grown RenaissanceRe’s portfolio as Chief Underwriting Officer, both organically and through the Validus acquisition, while maintaining our collaborative, high‑performing underwriting culture. I am confident that he will build on his long track record of underwriting leadership in this expanded role, matching desirable risk with capital and advancing our value proposition to customers at scale.”

Ross Curtis, Chief Portfolio Officer, said: “It has been a true privilege to be part of the RenaissanceRe team for nearly thirty years and to contribute to a business defined by underwriting excellence and a strong, collaborative culture. I am proud of the company we have built and the deep client relationships we have fostered. I have every confidence that those enduring strengths will continue to distinguish RenaissanceRe in the years ahead.”

To facilitate a smooth transition, Mr. Qutub will serve as a strategic advisor to the Company for a period of twelve months after his retirement and Mr. Curtis will serve as a strategic advisor for six months.

About Matthew Neuber

Mr. Neuber currently serves as RenaissanceRe’s Senior Financial Officer and Corporate Treasurer. In this role, he oversees the Company’s capital management, financial planning, and forecasting activities. He has been Corporate Treasurer since 2019 and during his tenure with RenaissanceRe has held roles of increasing responsibility across Capital Partners, Investor Relations, Strategic Investments and M&A. Mr. Neuber joined RenaissanceRe in 2014, bringing prior experience in private equity and asset management. He began his career in investment banking at Keefe, Bruyette & Woods, where he focused on the insurance industry.

Mr. Neuber holds a B.A. in Economics from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania. He is also a CFA charterholder.

He will continue to be based in RenaissanceRe’s Bermuda headquarters, pending immigration approval.

About RenaissanceRe

RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching desirable risk with efficient capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, and headquartered in Bermuda, RenaissanceRe has offices across North America, Europe, and the Asia-Pacific region.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this Press Release, including any statements regarding any future results of operations and financial positions, business strategy, plan and any objectives for future operations, reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the factors affecting future results disclosed in RenaissanceRe’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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Investor Contact:
RenaissanceRe Holdings Ltd.
Keith McCue
Senior Vice President, Finance & Investor Relations
441-239-4830

Media Contacts:
RenaissanceRe Holdings Ltd.
Hayden Kenny
Senior Vice President, Investor Relations & Communications
441-239-4946

Kekst CNC
Nicholas Capuano
917-842-7859